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LEHMAN BROTHERS HOLDINGS INC.

EXHIBIT 10.02

Compensation for Non-Management Directors of the Registrant

As of April 5, 2005, non-management Directors of Lehman Brothers Holdings Inc. (the "Registrant") receive an annual cash retainer of $75,000 and are reimbursed for reasonable travel and related expenses. The annual retainer is paid quarterly; however, the fourth quarter payment will be withheld from any Director who has been a Director for the full year for failure to attend 75% of the total number of meetings. The chairman of the Audit Committee receives an additional annual retainer of $25,000, and each non-management Director who serves as a chairman of any other Committee of the Board of Directors receives an additional annual retainer of $15,000 per Committee. Each non-management Director who serves as a Committee member (including as chairman) receives $2,500 per Committee meeting and $1,500 per unanimous written consent.

An annual equity retainer in the form of a grant of 2,500 RSUs is made to each non-management Director as of the day of the Company's Annual Meeting of Stockholders. As of each date that a dividend is paid on the Registrant's common stock, $0.10 par value per share ("Common Stock"), each non-management Director holding RSUs is credited with a number of additional RSUs equal to the product of (A) the dividend paid on one share of Common Stock, multiplied by (B) the number of RSUs held by the non-management Director, divided by (C) the closing price of the Common Stock on the New York Stock Exchange on such date. The RSUs vest immediately and are payable in Common Stock upon death, disability or termination of service.

Alternatively, a non-management Director may elect to receive the annual equity retainer in the form of an option to purchase 7,500 shares of Common Stock, with an exercise price per share equal to the closing price of the Common Stock on the New York Stock Exchange on the date the award is made. Such option has a ten-year term, is not forfeitable, and becomes exercisable in one-third increments on each of the first three anniversaries of the award date or, if sooner, upon termination of service.

Mr. Michael Ainslie also receives an annual cash retainer of $40,000 for serving as a Director of Lehman Brothers Bank, FSB, an annual retainer of $10,000 for serving as Chairman of its Audit Committee and $1,500 per committee meeting and $1,500 per unanimous written consent for serving as a member of its Audit and Compensation and Benefits Committees.

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  EXHIBIT 10.02
Compensation for Non-Management Directors of the Registrant